Exhibit 10

STATE OF NORTH CAROLINA

COUNTY OF WAKE

SEPARATION AGREEMENT AND RELEASE

THIS SEPARATION AGREEMENT AND RELEASE (the “Agreement”) is made and entered into by and between FIRST-CITIZENS BANK & TRUST COMPANY, a North Carolina banking corporation with its principal place of business in Raleigh, Wake County, North Carolina (the “Bank”); and Joseph A. Cooper, Jr., a resident of Wake County, North Carolina (“Associate”);

W I T N E S S E T H:

WHEREAS, Associate is employed by the Bank as a Technology/Operations Executive with the Bank’s Technology and Operations Department in Raleigh, Wake County, North Carolina; and

WHEREAS, Associate and the Bank have agreed that Associate’s employment with the Bank will terminate effective as of June 17, 2009 (the “Separation Date”), and the parties have reached an arrangement as to such separation from employment with the Bank, as evidenced in this Agreement.

NOW, THEREFORE, for and in consideration of the mutual covenants and agreements herein contained, and for other good and valuable considerations, the receipt and sufficiency of which hereby are acknowledged, the Bank and Associate agree as follows:

1. SEPARATION. Associate’s employment with the Bank shall terminate on the Separation Date, and Associate shall have no further authority as an employee or agent of the Bank. Associate specifically recognizes and agrees that this Agreement is a full and complete resolution, settlement, and termination of any rights or claims that Associate may have had, or alleges to have had, to any further employment with the Bank, its subsidiaries, or affiliates, including but not limited to its holding company, First Citizens BancShares, Inc. (“BancShares”), and BancShares’ subsidiaries and affiliates, following the Separation Date.

2. SALARY AND PAID TIME OFF PAY. The Bank shall pay to Associate Associate’s normal salary, less normal deductions and withholdings, through the Separation Date, and agrees to provide further special payments and consideration to Associate as set forth below. The Bank also shall pay to Associate any accrued but unused paid time off, less normal deductions and withholdings, calculated as of the Separation Date.

3. SPECIAL SEPARATION PAYMENTS. On or after the Separation Date or the Effective Date (as defined in Paragraph 7), whichever occurs later, the Bank shall pay to Associate the amount of Two Hundred Ninety-One Thousand Four Hundred Nineteen and  80/100 Dollars ($291,419.80), less normal withholdings, for and in consideration of the provisions of Paragraph 5 (Covenant of Good Faith and Confidentiality), Paragraph 6 (Covenant of Nonsolicitation and Nondisclosure), and the other terms and conditions of this Agreement, and the amount of One Hundred Twenty-Four Thousand Eight Hundred Ninety-Four and  20/100 Dollars ($124,894.20), less normal withholdings, for and in consideration of the provisions of Paragraph 7 (Release) (collectively, the “Special Separation Payments”).

4. TERMINATION/CONTINUATION OF CERTAIN RIGHTS AND BENEFITS. Associate recognizes and agrees that payment of Associate’s salary, payment of accrued but unused paid time off, and payment of the Special Separation Payments, as described in Paragraphs 2 and 3 above, are in full settlement of any wages and benefits owed to Associate through the Separation Date and that, except for Associate’s rights and benefits under this Agreement, Associate’s vested rights in the Bank’s benefit or retirement plans (if any), and Associate’s eligibility to continue certain group insurance coverage pursuant to Associate’s rights under the provisions of state law and/or the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), to the extent permitted by law, all of Associate’s employment rights, wages, and benefits with the Bank, and all subsidiaries and affiliates of the Bank, shall terminate and be forfeited as of the Separation Date, including, without limitation, Associate’s eligibility for further payment of any salary, paid time off, personal leave, sick leave, severance pay, incentive awards, bonuses, or any other amounts. Associate further recognizes and agrees that payment of Associate’s salary, payment of accrued but unused paid time off, and payment of the Special Separation Payments by the Bank are not to be construed as an admission of liability on the part of the Bank or its subsidiaries or affiliates, and that the Bank has denied and denies any violation of any law and any liability, and intends by such payments simply to recognize Associate’s length of service and Associate’s separation from employment, and to avoid the time and costs of any legal proceedings.

5. COVENANT OF GOOD FAITH AND CONFIDENTIALITY. The Bank and Associate acknowledge and agree that the Bank and its subsidiaries and affiliates have a significant interest in protecting their reputation and public trust, maintaining good public relations with their customers, prospective customers, and others in their market areas, and maintaining good relationships with their current and prospective employees; that Associate has a significant interest in protecting Associate’s personal and professional reputation; and that it is in the Bank’s and Associate’s mutual best interests to characterize their employment relationship in a positive light, and to characterize the expiration of Associate’s employment and the related payments to be paid to Associate hereunder as having resulted from an agreement made in good faith between Associate and the Bank. In this connection, Associate shall not downgrade, speak adversely about, or comment derogatorily about or in any other way make any adverse or negative indications, actions, or comments about the Bank, its subsidiaries or affiliates, its and

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their successors and assigns, or the shareholders, directors, officers, employees, associates, agents, or attorneys of said entities, and the Bank shall instruct its management employees to refrain from downgrading, speaking adversely about, or commenting derogatorily about or in any other way making any adverse or negative indications, actions, or comments about Associate; provided, however, that the Bank may disclose information regarding Associate’s performance as required by applicable federal or state law or regulation.

All of the terms and conditions of this Agreement shall be held in strictest confidence by the Bank and Associate and shall not be disclosed by either party to any third party without the prior written consent of the other party, except to Associate’s immediate family and/or to legal or accounting professionals or financial or regulatory institutions or as required by federal or state laws or regulations, on a need to know basis for the information required for a particular purpose only.

6. COVENANTS OF NONSOLICITATION AND NONDISCLOSURE.

(a) During the course of Associate’s employment with the Bank, Associate has been given and has obtained various confidential information concerning the Bank, BancShares, their subsidiaries and affiliates, the shareholders, directors, officers, associates, employees, and agents of said entities, and their customers, prospective customers, services, trade secrets, proprietary information, personnel information, and other information concerning their business (collectively, the “Information”), all of which constitute valuable assets and privileged information of the Bank, which Information is particularly sensitive due to the fiduciary responsibilities and public trust inherent in the Bank’s business. The Bank and Associate acknowledge that the Bank has invested, and shall continue to invest, considerable amounts of time, effort, and resources in developing such valuable assets and Information, and that disclosure by Associate of such assets and Information to the public or to any other person or entity, regardless of how insignificant such assets or Information may seem, would cause irreparable harm, damage, and loss to the Bank.

To protect the Bank from Associate’s use, disclosure, or exploitation of customer contacts and the Information, Associate agrees that Associate shall not do any of the following without the Bank’s prior written consent (which may be withheld in the Bank’s sole discretion):

(i) Covenant of Nonsolicitation. For a period of six (6) months following the Separation Date, either directly, indirectly, or through any person or entity:

(A) Solicit or accept any business in any way related or similar to the Bank’s business from any person or business entity within the Restricted Territory who or which is or was a customer or prospective customer of the Bank and with whom or with which Associate has had direct contact on behalf of the Bank within the one-year period immediately preceding the date of this Agreement; or

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(B) Divert or attempt to divert any customer or prospective customer of the Bank with whom or with which Associate has had direct contact on behalf of the Bank within the one-year period immediately preceding the date of this Agreement to any person or business entity within the Restricted Territory who or which is competitive with, or engaged in business in any way related or similar to, the Bank’s business; or

(C) Employ or seek to employ any employee of the Bank or induce any such person to leave the Bank’s employment.

(ii) Covenant of Nondisclosure. Directly or indirectly, at any time, for any reason, reveal, divulge, disclose, or communicate to any person, corporation, firm, or other entity or to any shareholder, director, officer, partner, member, manager, employee, agent, or associate of any such person, corporation, firm, or other entity, any confidential, sensitive, or personal information, proprietary information, trade secret, or other information whatsoever, including but not limited to the Information, about or received by Associate from the Bank or its subsidiaries or affiliates, developed or received by Associate during employment with the Bank or its subsidiaries or affiliates, or developed or received by Associate during the course of Associate’s association with the Bank or its subsidiaries or affiliates, relating to the business affairs of the Bank or its subsidiaries or affiliates, or the business or personal affairs of the shareholders, directors, officers, associates, employees, agents, or attorneys of said entities, including, without limitation, information concerning customer and prospective customer records, personnel information, ideas, proprietary information, methods, marketing investigations, surveys, research, and other like or similar information, unless required to do so by law or by a court of competent jurisdiction.

(b) For purposes of this Agreement, the “Restricted Territory” means any county or other locality in any state in which the Bank engages in the Bank’s business and in which Associate has solicited or accepted business from or contacted a customer, or any county or other locality in any state in which the Bank engages in the Bank’s business and which was assigned to Associate during the term of Associate’s employment with the Bank.

7. RELEASE. Except for Associate’s specific contractual rights and benefits under this Agreement and except as prohibited by law, Associate hereby releases, acquits, quitclaims, and discharges the Bank, any subsidiaries or affiliates of the Bank, including but not limited to BancShares, and their respective successors and assigns, and the shareholders, directors, officers, associates, employees, agents, attorneys, benefit plans, and plan administrators of all of said entities, and their respective successors and assigns (collectively, the “Releasees”), of and from any and all actions, causes of action, claims, demands, damages, costs (including reasonable attorneys’ fees), loss of services, expenses, and compensation, and for all consequential, compensatory, actual, punitive, or liquidated damages, known or unknown,

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including those under the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., on account of, or in any way arising from the employment or any other relationship between Associate and the Bank, and any and all collateral matters pertaining thereto, whether directly, indirectly, or in any way connected with any Releasee. As part of the consideration for this Agreement, Associate agrees that, to the extent permitted by law and except as otherwise required by law, neither Associate nor any of Associate’s heirs, legal representatives, or assigns will make or file any claim, charge, or lawsuit, or cooperate voluntarily in any investigation, lawsuit, or legal or administrative proceeding by any individual, entity, or agency, against or involving any Releasee, for or on account of any claim Associate may have or may have had against any Releasee in connection with Associate’s employment or any other relationship with the Bank, the matters referenced above, and/or the cessation of Associate’s employment with the Bank. Associate further agrees that, except as prohibited by law, Associate will waive and release any and all personal damages (including but not limited to damages relating to pain and suffering, back pay, and compensatory and/or punitive damages) resulting from any charge filed with or investigation conducted by the Equal Employment Opportunity Commission or any other administrative agency in connection with Associate’s employment or any other relationship with the Bank.

Associate understands and agrees that with respect to any rights or claims of Associate under the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq. (the “Act”): (a) no rights or claims are waived by Associate that may arise from an event or transaction that occurs after the date this Agreement is executed by Associate; (b) Associate has been advised in writing to consult with an attorney prior to executing this Agreement; (c) Associate has been advised that Associate has twenty-one (21) days from Associate’s receipt of this Agreement, unless extended in writing by the Bank, to consider the release provisions of this Agreement; (d) Associate has been advised that Associate has seven (7) days following Associate’s execution of this Agreement to revoke the release provisions of this Agreement pertaining to any right or claim under the Act; and (e) the release provisions of this Agreement pertaining to any right or claim under the Act shall not become effective or enforceable until the revocation period of seven (7) days following Associate’s execution hereof has expired (the “Effective Date”).

8. ENFORCEMENT.

(a) The covenants and agreements of Associate contained in this Agreement are a material part of this Agreement. Payment of the Special Separation Payments referenced in Paragraph 3 of this Agreement is conditioned upon Associate’s adherence to these covenants and agreements. Associate acknowledges and agrees that should Associate breach any of the covenants and agreements contained in this Agreement, Associate shall be required to return to the Bank the entire amount of the Special Separation Payments paid to Associate for Associate’s

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execution of this Agreement. Further, Associate shall indemnify and hold harmless the Bank from any and all losses, costs, or expenses, including reasonable attorneys’ fees, which the Bank may incur in recovering this amount or as a result of Associate’s breach of the terms of this Agreement, or both. Return of any such amounts pursuant to this Paragraph 8 shall not entitle Associate to renew any claim Associate may have against the Bank that is waived or released under this Agreement, shall not prohibit the Bank’s enforcement of the breached covenant or agreement, shall not terminate the remaining covenants and agreements set forth in this Agreement, and shall not impair any of the Bank’s enforcement rights as described in this Paragraph 8.

(b) In the event of Associate’s breach of any covenant or agreement of Associate contained in this Agreement, the Bank shall be entitled, in addition to any other rights and remedies available at law or in equity, to an injunction enjoining and restraining Associate from doing or continuing to do any such act and any other violation or threatened violation of such covenant or agreement. In the event that the Bank shall institute any action or proceeding to enforce the provisions of the covenants or agreements contained herein, Associate shall waive the claim or defense that the Bank has an adequate remedy at law, and Associate shall not urge in any such action or proceeding the claim or defense that such a remedy at law exists, Associate recognizing that the Bank shall be entitled to injunctive relief as to the violation of any such covenant or agreement. However, nothing contained in this Agreement shall be construed as prohibiting the Bank from pursuing any other remedies available, in addition to injunctive relief, whether at law or in equity, including the recovery of damages.

9. ENTIRE UNDERSTANDING/AMENDMENTS. This Agreement contains the entire understanding between the Bank and Associate as to the matters contained herein, and no conditions precedent or subsequent exist which are not contained herein. This Agreement may not be altered, amended, or revoked except by a written agreement signed by the Bank and Associate.

10. BINDING EFFECT. The Bank and Associate recognize and agree that this Agreement is binding upon the Bank and Associate and its/Associate’s respective heirs, representatives, successors, and assigns, as applicable. Associate further acknowledges that Associate has carefully read this Agreement, which contains a release, and knows and understands the contents hereof and voluntarily executes the same as Associate’s free act and deed, and that the provisions contained herein constitute the entire agreement between the parties hereto, and that the terms of this Agreement are contractual and not a mere recital.

11. GOVERNING LAW AND VENUE. The Bank and Associate agree that without regard to principles of conflicts of laws, the internal laws of the State of North Carolina shall govern and control the validity, interpretation, performance, and enforcement of this

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Agreement. The Bank and Associate agree that any action relating to this Agreement shall be instituted and prosecuted only in the courts of Wake County, North Carolina or the federal courts of the Eastern District of North Carolina, and the Bank and Associate hereby consent to the jurisdiction of such courts and waive any right or defense relating to venue and jurisdiction over the person.

12. SEVERABILITY. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were not contained herein.

13. ASSIGNMENT. The Bank may assign this Agreement to any other corporation or entity acquiring all or substantially all of the assets of the Bank, or to any other corporation or entity into which or with which the Bank may be merged or consolidated. Upon such assignment, merger, or consolidation, the rights of the Bank under this Agreement, as well as the obligations and liabilities of the Bank herein, shall inure to the benefit of and be binding upon any and all successors-in-interest or transferees of all or substantially all of the assets of the Bank. This Agreement is not assignable in any respect by Associate.

14. HEADINGS. The headings appearing in this Agreement are for convenience only and are not to be considered in interpreting this Agreement.

[Remainder of page intentionally left blank. Signatures follow.]

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IN TESTIMONY WHEREOF, the Bank has caused this instrument to be executed in its corporate name by its President, attested by its Secretary/Assistant Secretary, and its corporate seal to be hereto affixed, all within the authority duly given by its Board of Directors, and Associate has hereunto set Associate’s hand and adopted as Associate’s seal the typewritten word “SEAL” appearing beside Associate’s name, all effective as of the Effective Date.

FIRST-CITIZENS BANK & TRUST COMPANY

By:	/s/ EDWARD LEE WILLINGHAM, IV
Edward Willingham IV
President

ATTEST:

/s/ LOU JONES DAVIS
Secretary/Assistant Secretary

ASSOCIATE:

/s/ JOSEPH A. COOPER, JR.	(SEAL)
Joseph A. Cooper, Jr.

JULY 8, 2009
Date of Execution by Associate

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